Exhibit 5.1

August 8, 2024

Board of Directors

Natural Grocers by Vitamin Cottage, Inc.

12612 West Alameda Parkway

Lakewood, Colorado 80228

Re:	Natural Grocers by Vitamin Cottage, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering for issuance under the Natural Grocers by Vitamin Cottage, Inc. 2012 Omnibus Incentive Plan, as amended as of March 6, 2024 (the “Plan”), an additional 600,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law (the “DGCL”), corporate records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to:

A.    an executed copy of the Registration Statement;

B.    a copy of the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 27, 2012, in effect on the date hereof, and certified by the Secretary of State of the State of Delaware as of a recent date;

Location	Mailing Address	Contact
555 17th Street, Suite 3200	P.O. Box 8749	p: 303.295.8000 | f: 303.295.8261
Denver, CO 80202-3921	Denver, CO 80201-8749	www.hollandhart.com

Holland & Hart LLP Anchorage Aspen Billings Boise Boulder Cheyenne Denver Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

August 8, 2024 Page 2

C.    a copy of the Amended and Restated Bylaws of the Company, certified by the General Counsel of the Company as being in full force and effect on the date hereof;

D.    a copy of the resolutions adopted by the Board of Directors of the Company relating to, among other things, adoption of the Plan and approval of the preparation and filing of the Registration Statement;

E.    a report of the inspector of election at the annual meeting of the stockholders of the Company held on March 6, 2024, indicating that the adoption of the Plan was approved by the stockholders; and

F.    a certificate of good standing covering the Company, issued by the Secretary of State of the State of Delaware as of a recent date.

We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies; (iv) that each individual signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (v) that each individual signing in a representative capacity any document reviewed by us had legal capacity to sign in such capacity; (vi) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (vii) that the Registration Statement and the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein; and (viii) the accuracy, completeness and authenticity of certificates of public officials.

We are opining herein as to the DGCL, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized for issuance pursuant to the Plan and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change in law, facts or circumstances occurring after the date hereof pertaining to any matter referred to herein.

This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as representations of fact. We understand that you have made such independent investigations of the facts as you deemed necessary, and that the determination of the extent of those investigations that are necessary has been made independent of this opinion letter.

August 8, 2024 Page 3

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Holland & Hart LLP